Exhibit 10.1

AMENDMENT NO. 2 TO
SECURITIES PURCHASE AGREEMENT
This Amendment No. 2 to Securities Purchase Agreement (“Amendment”) is made and entered into as of August 13, 2013 (“Effective Date”), by and between Ascent Solar Technologies, Inc., a Delaware corporation (“Company”), and Seng Wei Seow (“Purchaser”).
Recitals
A.    The parties entered into a Securities Purchase Agreement (“Agreement”) as of June 17, 2013 relating to the purchase (in three tranches) of $6,000,000.00 in shares of convertible, redeemable Series A Preferred Stock, convertible into shares of Common Stock together with Warrants to purchase Common Stock at an exercise price of $0.90 per share of Common Stock.
B.    The parties entered into a First Amendment to the Agreement (“First Amendment”) as of August 7, 2013.
C.    In order to document the parties' initial business intentions, the parties wish to amend the Agreement in order to modify the limitations on the issuance of shares of Common Stock by the Company to the Purchaser pursuant to the Agreement, including the issuance of shares of Common Stock upon (x) conversion of the Series A Preferred Stock and (y) the exercise of the Warrants and (z) upon payment of dividends and make-whole amounts in the form of Common Stock rather than cash.
In consideration of the foregoing, the receipt and adequacy of which are hereby acknowledged, Company and Purchaser agree as follows:
1.    Capitalized terms that are not otherwise defined herein have the meanings set forth in the Agreement or the Registration Rights Agreement.
2.    Section IV.I of the Agreement (“Activity Restrictions”) is amended to read as follows:
“For so long as Purchaser or any of its Affiliates holds any Securities, neither Purchaser nor any Affiliate will: (i) vote any shares of Common Stock owned or controlled by it, solicit any proxies, or seek to advise or influence any Person with respect to any voting securities of Company; (ii) engage or participate in any actions, plans or proposals which relate to or would result in (a) acquiring additional securities of Company, alone or together with any other Person, which would result in beneficially owning or controlling more than 9.9% of the total outstanding Common Stock or other voting securities of Company, (b) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving Company or any of its subsidiaries, (c) a sale or transfer of a material amount of assets of Company or any of its subsidiaries, (d) any change in the present board of directors or management of Company, including any plans or proposals to change the number or term of directors or to fill any existing vacancies on the board, (e) any material change in the present capitalization or dividend policy of Company, (f) any other material change in Company's business or corporate structure, including but not limited to, if Company is a registered closed-end investment company, any plans or proposals to make any changes in its investment policy for which a vote is required by Section 13 of the Investment Company Act of 1940, (g) changes in Company's charter, bylaws or instruments corresponding thereto or other actions which may impede the acquisition of control of Company by any Person, (h) causing a class of securities of Company to be delisted from a national securities exchange or to cease to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association, (i) a class of equity securities of Company becoming eligible for termination of registration pursuant to

Section 12(g)(4) of the Act, or (j) any action, intention, plan or arrangement similar to any of those enumerated above; or (iii) request Company or its directors, officers, employees, agents or representatives to amend or waive any provision of this section.
In furtherance of the restriction stated above in clause (ii)(a), the Company and the Purchaser agree that, notwithstanding any other provision in this Agreement, the Warrants or the Certificate of Designations, at no time may (x) the Preferred Shares be converted (at the option of the Company or at the option of the Purchaser) or (y) the Warrants be exercised or (z) any other shares of Common Stock be issued to the Purchaser (including by means of paying dividends and make-whole amounts in the form of Common Stock rather than cash) if the number of shares of Common Stock to be received by the Purchaser pursuant to such conversion, exercise or payment, when aggregated with all other shares of Common Stock then beneficially (or deemed beneficially) owned by the Purchaser, would result in the Purchaser beneficially owning more than 9.9% of all Common Stock outstanding as determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder.”

3.    Except as specifically amended and modified pursuant hereto, the Agreement and the Registration Rights Agreement remain in full force and effect.
4.    No provision hereof may be waived or amended except in a written instrument signed, in the case of an amendment, by both parties or, in the case of a waiver, by the party against whom enforcement of any such waiver is sought.
5.    This Agreement will be binding upon and inure to the benefit of the parties and their successors and permitted assigns.
6.    This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.
[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 2 to Securities Purchase Agreement and Registration Rights Agreement to be duly executed by their respective authorized signatories as of the Effective Date.
Company:

ASCENT SOLAR TECHNOLOGIES, INC.

By:	/s/ VICTOR LEE
Name:	Victor Lee
Title:	Chief Executive Officer

Purchaser:

/s/ SEOW SENG WEI
Mr. SEOW Seng Wei